EXHIBIT 21

SUBSIDIARIES OF INTERDIGITAL, INC.

Subsidiary	Jurisdiction / State of Incorporation or Organization

DRNC Holdings, Inc.	Delaware
InterDigital Administrative Solutions, Inc.	Pennsylvania
InterDigital Canada Ltee.	Delaware
InterDigital Communications, Inc.	Delaware
InterDigital Finance Corporation	Delaware
InterDigital Holdings, Inc.	Delaware
InterDigital Patent Holdings, Inc.	Delaware
InterDigital Technology Corporation	Delaware
Inventive Acquisition Company I, Inc.	Delaware
IPR Licensing, Inc.	Delaware
PCMS Holdings, Inc.	Delaware
VID SCALE, Inc.	Delaware